Item 77C
Morgan Stanley International Value Equity Fund
Results of Special Shareholder Meeting

On August 1, 2006, a Special Meeting of Shareholders of the
Fund was scheduled in order to vote on the proposals set
forth below. The proposals failed to obtain the necessary
quorum in order to hold the meeting, and, therefore, the
meeting was adjourned until August 23, 2006 and later
adjourned to September 27, 2006, to permit further
solicitation of proxies. The meeting was held on September
27, 2006 and the voting results with respect to these
proposals were as follows:

(1) Election of Directors:

                                      For    Withhol  Absta   BNV*
                                                d       in
Frank L. Bowman...................  30,485,9  1,060,0      0     0
                                          98       21
Kathleen A.                         30,490,0  1,056,0      0     0
Dennis...................                 14       05
James F.                            30,503,1  1,042,8      0     0
Higgins.....................              71       48
Joseph J.                           30,507,5  1,038,5      0     0
Kearns.....................               10       08
Michael F.                          30,515,1  1,030,8      0     0
Klein.....................                94       25
W. Allen Reed.....................  30,469,4  1,076,5      0     0
                                          36       83
Fergus Reid.......................  30,492,0  1,053,9      0     0
                                          79       40

(2) Modify certain fundamental investment restrictions:

                                      For    Again   Absta    BNV*
                                               st     in
Modify fundamental policy           28,342,3  756,4  946,8   1,500,4
regarding                                 24     53     14        28
diversification..............
Modify fundamental policy           28,137,8  957,2  950,5   1,500,4
regarding borrowing money.....            13     54     24        28
Modify fundamental policy           28,141,4  933,4  970,7   1,500,4
regarding loans..........                 44     05     42        28
Modify fundamental policy           28,175,3  912,4  957,8   1,500,4
regarding investment in                   19     51     21        28
commodities, commodity contracts
and futures
contracts.................
Modify fundamental policy           28,268,2  814,5  962,8   1,500,4
regarding issuance of senior              35     25     31        28
securities.......................

* Broker "non-votes are shares held in street name for which the broker indicates that instructions have not been
received from the beneficial owners or other persons
entitled to vote and for which the broker does not have
discretionary voting authority.